SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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Rydex Variable Trust
(Name of Registrant as Specified in Its Charter)

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RYDEX VARIABLE TRUST

Information Statement Relating to the
Global Diversified Equity Fund (formerly, the Amerigo Fund),
Growth and Income Fund (formerly, the Clermont Fund) and
Global Growth Fund (formerly, the Select Allocation Fund)

July 17, 2015

Introduction. On April 30, 2015, NorthStar Financial Services Group, LLC (“NorthStar”), the parent company of CLS Investments, LLC (“CLS”), the investment sub-adviser to the Global Diversified Equity Fund, Growth and Income Fund, and Global Growth Fund (each, a “Fund” and collectively, the “Funds”), each a separate series of Rydex Variable Trust (the “Trust”), concluded a transaction with TA Associates, L.P. (“TA Associates”) pursuant to which an investment entity controlled and managed by TA Associates acquired a majority equity interest in NorthStar (the “Transaction”). The Transaction caused a change of control of NorthStar and CLS under the Investment Company Act of 1940 (the “1940 Act”) and thus, resulted in the assignment and automatic termination of the investment sub-advisory agreement, dated March 1, 2013, between Security Investors, LLC (the “Advisor”), the investment adviser to the Funds, and CLS pursuant to which CLS served as sub-adviser and provided sub-advisory services to the Funds (the “Prior Sub-Advisory Agreement”).

In anticipation of the Transaction and to avoid any interruption in the sub-advisory services provided to the Funds, the Trust’s Board of Trustees (the “Board”), including a separate majority of the Trustees who are not “interested persons,” as defined by the 1940 Act (collectively, the “Independent Trustees”), approved a new investment sub-advisory agreement between the Advisor and CLS (the “Interim Sub-Advisory Agreement”) at an in-person meeting of the Board held on April 28, 2015 (the “April 2015 Meeting”). Pursuant to the Interim Sub-Advisory Agreement, CLS continued to provide sub-advisory services to the Funds under substantially the same terms as provided for by the Prior Sub-Advisory Agreement for an interim period commencing upon the close of the Transaction on April 30, 2015 and ending on June 1, 2015.

At a subsequent in-person meeting of the Board held on May 18, 2015 (the “May 2015 Meeting”) during which the Board performed its regular annual contract renewal process, the Board approved a second new investment sub-advisory agreement between the Advisor and CLS (the “New Sub-Advisory Agreement”) pursuant to which CLS will continue to serve as sub-adviser and provide sub-advisory services to the Funds under substantially the same terms as provided for by the Prior Sub-Advisory Agreement. The New Sub-Advisory Agreement became effective on June 1, 2015, upon the expiration of the Interim Sub-Advisory Agreement, and will remain effective for an initial term of two years from the effective date of the Agreement and continue for one-year periods thereafter subject to the approval of the Board, unless sooner terminated in accordance with the terms of the New Sub-Advisory Agreement. As discussed below, the terms of the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement are substantially similar to the terms of the Prior Sub-Advisory Agreement. The Funds’ Prospectus and Statement of Additional Information (the “SAI”), each dated May 1, 2015, include detailed information about CLS and the portfolio managers that manage the Funds on a day-to-day basis.

The Trust and its affiliates have received an order from the U.S. Securities and Exchange Commission (the “SEC”) that permits the Advisor to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires the Advisor to furnish shareholders with information about any new sub-adviser and sub-advisory agreement.

This Information Statement provides information about CLS, the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement. The changes described in this Information Statement do not require shareholder approval and are described for informational purposes only.

We Are Not Asking You For a Proxy and You Are Requested Not to Send Us a Proxy

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I.    The Board’s Approval of CLS

At the April 2015 Meeting and May 2015 Meeting, the Advisor recommended, and the Board, including a separate majority of the Independent Trustees, approved the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement, respectively.

Interim Sub-Advisory Agreement and New Sub-Advisory Agreement. Pursuant to the terms of the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, CLS is responsible for making investment decisions for the assets of each Fund and continuously reviewing, supervising and administering each Fund’s investment program.

CLS is independent of the Advisor and discharges its responsibilities subject to the supervision of the Advisor and the Board, and in a manner consistent with each Fund’s investment objectives, policies and limitations.

The terms of each of the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement are substantially similar to those of the Prior Sub-Advisory Agreement in that the compensation, duties to be performed, and standard of care provisions of each Agreement are the same as those provided for by the Prior Sub-Advisory Agreement. The Interim Sub-Advisory Agreement, however, differs from both the New Sub-Advisory Agreement and the Prior Sub-Advisory Agreement with respect to its duration and termination provision. Specifically, the Interim Sub-Advisory Agreement provided for its automatic termination on June 1, 2015, unless sooner terminated in accordance with the terms of the Agreement. Like the Prior Sub-Advisory Agreement, the New Sub-Advisory Agreement will remain in effect for an initial period of two years from its effective date (unless earlier terminated in accordance with the terms of the New Sub-Advisory Agreement), and thereafter will continue in effect for successive twelve-month periods, provided that such continuation is specifically approved at least annually by a majority of the Trustees, including a majority of the Independent Trustees, or by a vote of a majority of all votes attributable to the outstanding shares of each Fund.

Board Considerations. Prior to the approval of the Interim Sub-Advisory Agreement at the April 2015 Meeting and New Sub-Advisory Agreement at the May 2015 Meeting, the Board received written and oral information from the Advisor and CLS. As further outlined below, in approving the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement, respectively, the Board carefully evaluated: (1) the nature, extent and quality of the investment sub-advisory services rendered to the Funds by CLS; (2) the performance record of each Fund as compared with that of peer funds and/or appropriate benchmarks; (3) each Fund’s overall fees and operating expenses compared with those of peer funds; (4) a comparison of the Funds’ advisory and sub-advisory fees to the advisory fees of a peer group of funds as well as similarly situated accounts managed by CLS; (5) CLS’s profitability and any other benefits from its Fund-related operations, including any economies of scale achieved by CLS; (6) CLS’s brokerage practices (including any soft dollar arrangements) and investment strategies; (7) CLS’s investment management personnel; (8) CLS’s operations and financial condition; (9) CLS’s compliance systems and its policies and compliance procedures applicable to personal securities transactions; and (10) CLS’s reputation, expertise and resources in the financial markets. The Board discussed the written materials provided in advance of the meetings and any other information that the Board received at the meetings and/or throughout the year as part of their regular oversight of the

Funds, and deliberated on approving the Interim Sub-Advisory Agreement (at the April 2015 Meeting) and New Sub-Advisory Agreement (at the May 2015 Meeting) in light of this information. The Board used the foregoing information, as well as such other information as the Trustees considered to be relevant in the exercise of their reasonable judgment, in their decision to approve the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, respectively.

In approving the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, the Board considered such information as it deemed appropriate, examined the terms of each agreement, which, except for those provisions discussed above, are substantially identical to the terms of the Prior Sub-Advisory Agreement, and determined that there would be no significant differences between the scope of services to be provided by CLS under the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, respectively, and the scope of services provided by CLS under the Prior Sub-Advisory Agreement. The Board also considered CLS’s representations to Fund management that CLS would continue to provide investment and related services that were of materially the same quality and quantity as services provided to the Funds in the past.

Nature, Extent and Quality of Sub-Advisory Services. In considering the nature, extent and quality of the services to be provided by CLS, the Board evaluated, among other things, CLS’s business, personnel, experience, investment decision process, track record, brokerage practices, including soft dollar practices, any conflicts of interest, compliance program and the resources of CLS to be dedicated to the Funds. Further, the Board was assured that the nature, extent and quality of services provided by CLS would not be impacted by the Transaction. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by CLS to the Funds and the resources of CLS to be dedicated to the Funds supported approval of the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, respectively.

Performance Record. In considering the past performance record of CLS, the Board evaluated the recent and long-term performance of the Funds relative to their respective peer group and appropriate indices/benchmarks and similarly situated accounts managed by CLS. Based on this evaluation, the Board concluded, within the context of its full deliberations, that CLS’s performance (both actual performance and comparable performance) supported approval of the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, respectively.

Costs of Sub-Advisory Services. In considering the costs of the sub-advisory services to be provided by CLS, the Board evaluated: (a) the services to be provided by CLS; (b) the sub-advisory fees to be charged to each Fund; (c) the advisory fees to be charged to each Fund in comparison to advisory fees charged to peer funds; (d) the sub-advisory fees to be charged by CLS to similarly situated accounts managed by CLS; and (e) the fact that CLS will be compensated by the Advisor and not by the Funds directly and that such compensation reflects an arms-length negotiation between CLS and the Advisor. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the sub-advisory fees charged under the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement, respectively, are reasonable and supported approval of each Agreement.

Profitability. With respect to the cost of sub-advisory services provided and level of profitability, on the basis of the Trustees’ review of the fees charged by CLS for, and expenses related to, investment sub-advisory and related services, the Board concluded that the level of profitability was reasonable. The Board also considered that CLS would be compensated by the Advisor and not by the Funds directly and that such compensation reflected an arms-length negotiation between CLS and the Advisor.

Economies of Scale. The Board considered the existence of any economies of scale and whether any such economies of scale were passed along to the Funds’ shareholders through a graduated investment advisory fee schedule (such as breakpoints) or other means, including any fee waivers by the Advisor and its affiliates. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the Funds have not yet achieved sufficient asset levels to realize significant economies of scale.

Benefits. With respect to benefits to CLS from its relationship with the Funds, the Board considered benefits such as any soft dollar usage by CLS and any intangible benefits, and concluded that the advisory fees appropriately reflected any such benefits.

Based on the Board’s deliberations and its evaluation of the information described above, the Board, including all of the Independent Trustees, unanimously approved the Interim Sub-Advisory Agreement and New Sub-Advisory Agreement at the April 2015 Meeting and May 2015 Meeting, respectively, and concluded that the compensation under each agreement is fair and reasonable in light of such services and such other matters as the Board considered to be relevant in the exercise of the Trustees’ reasonable judgment. In the course of its deliberations, the Board did not identify any particular information or factor that was all-important or controlling.

II.    Information Concerning the Advisor

The Advisor, located at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850, serves as investment adviser to the Funds. The Advisor has served as the investment adviser to each Fund since its inception. The Advisor oversees CLS to ensure its compliance with the investment policies and guidelines of the Funds, and monitors CLS’s adherence to its investment style. The terms of the Funds’ investment advisory agreement with the Advisor are unaffected by the approval of the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement.

III.    Description of CLS

CLS, a registered investment adviser, is located at 17605 Wright Street, Omaha, Nebraska, 68130. CLS serves as investment sub-adviser to the Funds and is responsible for the day-to-day management of each Fund’s portfolio. CLS has been an investment adviser to individuals, employee benefit plans, trusts, and corporations since 1989 and has extensive experience managing portfolios of mutual funds.

Listed below are the names and principal occupations of the directors and principal executive officers of CLS. The principal business address of each director and officer, as it relates to his or her duties to CLS, is the same as that of CLS.

Name	Position with CLS
Todd Clarke	Chief Executive Officer and Manager
Rusty Vanneman	Chief Investment Officer
Scott Kubie	Executive Vice President, Chief Strategist
Brian Nielsen	Secretary
Ryan Beach	President
Michael Forker	Chief Compliance Officer
Kylee Beach	General Counsel
Daniel Applegarth	Treasurer
Eric Clarke	Manager
Roy Burns	Manager
Todd Crockett	Manager
Clara Jackson	Manager

Portfolio Management Team

CLS utilizes a team approach for the management of the Funds. From the team, each Fund is assigned a portfolio manager (or in some cases, co-managers) that is primarily responsible for the day-to-day management of the Fund’s portfolio. The Funds’ Portfolio Management Team includes: Rusty Vanneman, CFA and Chief Investment Officer, Scott Kubie, CFA, Jennifer J. Schenkelberg, CFA, Paula Wieck, Marc Pfeffer, Grant Engelbart, CFA and Konstantin Etus. CLS’s Chief Investment Officer also provides strategic direction and oversight to the portfolio management team, including their management of the Funds.

On a day-to-day basis, Ms. Wieck and Mr. Vanneman are primarily responsible for the management of the Global Diversified Equity Fund and Growth and Income Fund. Ms. Wieck, along with Ms. Schenkelberg and Mr. Pfeffer, are primarily responsible for the management of the Global Growth Fund.

Marc Pfeffer joined CLS as a Senior Portfolio Manager in August 2011. Previously, Mr. Pfeffer served as Chief Investment Officer of Milestone Capital Management, LLC since 2004 and was also the head of Milestone’s portfolio management and research teams. Prior to joining Milestone, Mr. Pfeffer worked with Bear, Stearns & Co., Inc. and Goldman Sachs Asset Management.

Jennifer J. Schenkelberg has been a portfolio manager of CLS since December of 2004. Ms. Schenkelberg currently serves as Senior Portfolio Manager of CLS and has worked for CLS since 2004. Prior to joining CLS, Ms. Schenkelberg served as a Senior Financial Analyst for First National Bank of Omaha Wealth Management Group (1998-2004) and Management Trainee for First National Bank of Omaha (1997-1998).

Paula Wieck joined CLS in 2006 as a Portfolio Administrator before serving as Project Manager and later becoming a member of CLS’s portfolio management team. Ms. Wieck is the Manager of Investment Research at CLS, where she oversees CLS’s team of investment analysts and researchers. Prior to joining CLS, Ms. Wieck worked at TD Ameritrade as an Equity Analyst and Orion Advisor Services, LLC as an Implementation Specialist.

Rusty Vanneman has been the Chief Investment Officer and a portfolio manager of CLS since September 2012. Previously, Mr. Vanneman was Chief Investment Officer and Portfolio Manager at Kobren Insight Management (KIM). Mr. Vanneman’s 11-year tenure at KIM included a five-year span during which KIM was owned by E*TRADE. At KIM, Mr. Vanneman also held positions as Managing Director, Director of Research, and Portfolio Manager for the former Kobren Insight mutual funds and the hedge fund Alumni Partners. At E*TRADE, he was the Senior Market Strategist and also served on the E*TRADE Capital Management, LLC Investment Policy Committee. Prior to joining KIM, Mr. Vanneman was a Senior Analyst at Fidelity Management and Research Company’s Strategic Advisors. Prior to that, he was a Managing Analyst for Thomson Financial’s Thomson Global Markets.

Compensation Payable Under the New Sub-Advisory Agreement. The Advisor pays CLS an annual fee based on a percentage of the average daily value of the assets of each Fund at an annual rate of 0.40%. This rate is the same as that paid under the Prior Sub-Advisory Agreement. The approval of the Interim Sub-Advisory Agreement and the New Sub-Advisory Agreement did not affect the advisory fee payable by the Funds to the Advisor and, therefore, will not result in increased Fund fees or expenses for owners of variable annuity contracts and variable life insurance policies that invest in the Funds.

Management of Similar Funds. Currently, CLS provides investment advisory services to other funds with investment objectives similar to the Funds. The name, net assets and contractual advisory fees for these funds are listed below.

Fund	Name of Comparable Fund and Share Class	Net Assets(1)	Advisory Fee Rate Based on Each Comparable Fund’s Average Daily Net Assets(2)
Global Diversified Equity Fund	CLS AdvisorOne Global Diversified Equity Fund - Class N Shares	$572.8 million	0.75%
	CLS AdvisorOne Global Diversified Equity Fund - Class C Shares	$2.6 million	0.75%
Growth and Income Fund	CLS AdvisorOne Growth and Income Fund - Class N Shares	$425.3 million	0.75%
Global Growth Fund	CLS AdvisorOne Global Growth Fund - Class N Shares	$301.8 million	0.75%

(1)     As of May 1, 2015.

(2)
CLS has agreed to defer its advisory fee to limit total operating expenses at least through December 31, 2015, so that Class N Share and Class C Share direct expenses of Class N Shares and Class C Shares (not including expenses relating to dividends on short sales, interest expense, indirect fees and expenses of underlying funds and extraordinary or non-recurring expenses) do not exceed 1.15% and 2.15% of average daily net assets, respectively, of each comparable fund. Any waiver may be recouped by CLS from the applicable comparable Fund, within three years of when the amounts were waived to the extent that expenses do not exceed the expense limitation in place at the time of waiver. Only the comparable funds’ Board of Trustees may elect to terminate the advisory fee waiver agreement.

IV.    Shareholder Reports

The Trust publishes Annual and Semi-Annual Reports containing additional information about each Fund’s investments. In the Trust’s Annual and Semi-Annual Reports, you will find a discussion of the market conditions and the investment strategies that significantly affected each Fund’s performance during their last fiscal year. Additional and more detailed information about the Funds is included in the SAI.

You may obtain a copy of the SAI or the Annual or Semi-Annual Reports or make inquiries, without charge by calling 800.820.0888 or 301.296.5100, visiting the Guggenheim Investments website at www.guggenheiminvestments.com, or writing to Rydex Variable Trust, at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850.

Information about the Funds, including the SAI, and the Annual and Semi-Annual Reports, also may be obtained from the SEC in any of the following ways: (1) in person: you may review and copy documents in the SEC’s Public Reference Room in Washington, D.C. (for information call 1-202-551-8090); (2) on-line: you may retrieve information from the SEC’s web site at http://www.sec.gov; or (3) by mail: you may request documents, upon payment of a duplicating fee, by electronic request at publicinfo@sec.gov or by writing to U.S. Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549-1520, or by emailing the SEC at the following address: publicinfo@sec.gov.

V.    Shareholders Sharing the Same Address.

As permitted by law, only one copy of this Information Statement may be delivered to shareholders residing at the same address, unless such shareholders have notified the Trust of their desire to receive multiple copies of this Information Statement. If you would like to receive an additional copy of this

Information Statement, please contact the Trust by writing to the Trust at: 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850, or by calling 800.820.0888 or 301.296.5100. The Trust will then promptly deliver, upon request, a separate copy of this Information Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address that wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated.

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